                              PULTE CORPORATION
      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
                    (000's omitted, except per share data)

                                                         Three Months Ended
                                                             March 31,
                                                         ------------------
                                                          1998      1997
                                                          ----      ----
Basic:
 Numerator:
   Net income ........................................   $11,261   $ 2,237
                                                         =======   =======

 Denominator:
   Weighted average common shares outstanding ........    21,294    23,296
                                                         =======   =======

   Net income per share ..............................   $   .53   $   .09
                                                         =======   =======

Assuming dilution:
 Numerator:
   Net income ........................................   $11,261   $ 2,237
                                                         =======   =======

 Denominator:
   Weighted average common shares outstanding ........    21,294    23,296
   Effect of dilutive securities - stock options .....       330       172
                                                         -------   -------
      Total ..........................................    21,624    23,468
                                                         =======   =======

   Net income per share ..............................   $   .52   $   .09
                                                         =======   =======


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